Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(a)	the Registration Statement (Form S-3/A Amendment No. 3 No. 333-141098) and related prospectus of OccuLogix, Inc. for the registration of 9,441,749 shares of common stock; and
(b)	the Registration Statement (Form S-8 No. 333-124505) pertaining to the Employees’ Stock Option Plan of OccuLogix, Inc.

Of our reports dated March 14, 2008, with respect to the consolidated financial statements and financial statement schedule of OccuLogix, Inc., and the effectiveness of internal control over financial reporting of OccuLogix, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

March 14, 2008	/s/ Ernst & Young LLP
Toronto, Canada	Chartered Accountants
Licensed Public Accountants